UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*


                        Middleburg Financial Corporation
                                (Name of Issuer)

                     Common Stock, par value $2.50 per share
                         (Title of Class of Securities)

                                    596094102
                                 (CUSIP Number)

                                 August 26, 2008
             (Date of Event Which Requires Filing of this Statement)

                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                                 -----------------
CUSIP No. 596094102                         13G                Page 2 of 4 Pages
------------------------------                                 -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           David L. Sokol
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States Citizen
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            227,000
                     ------ ----------------------------------------------------
                     6      SHARED VOTING POWER

                            None
NUMBER OF SHARES     ------ ----------------------------------------------------
BENEFICIALLY OWNED   7      SOLE DISPOSITIVE POWER
BY EACH REPORTING
PERSON WITH                 227,000
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            None
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           227,000
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           Not Applicable
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.01%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

This statement on Schedule 13G is filed with respect to the Common Stock (as defined in Item 2(d) below) of Middleburg Financial Corporation a corporation organized under the laws of the Commonwealth of Virginia.

Item 1(a):          Name of Issuer:
---------           --------------

     Middleburg Financial Corporation (the "Company")

Item 1(b):          Address of Issuer's Principal Executive Offices:
---------           -----------------------------------------------

     111 W. Washington Street, Middleburg, Virginia 20117

Item 2(a):          Name of Person Filing:
---------           ---------------------

     David L. Sokol

Item 2(b):          Address of Principal Business Office or, if None, Residence:
---------           -----------------------------------------------------------

     1111 South 103 Street, First Floor, Omaha, Nebraska 68124

Item 2(c):          Citizenship:
---------           -----------

     United States Citizen

Item 2(d):          Title of Class of Securities:
---------           ----------------------------

     Common Stock, par value $2.50 per share ("Common Stock")

Item 2(e):          CUSIP Number:
---------           ------------

     596094102

Item 3:             If this statement is filed pursuant to Rules 13d-1(b)
------              -----------------------------------------------------
                    or 13d-2(b) or (c), check whether the person filing is a:
                    --------------------------------------------------------

     Not Applicable

Item 4:             Ownership:
------              ---------

     (a)  Amount beneficially owned: 227,000
     (b) Percent of class: 5.01%. The percentages used herein are calculated based upon a total of 4,528,817 shares of Common Stock issued and outstanding as of August 8, 2008, as reported in the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008.
     (c)  Number of shares as to which such person has:
          (i)   Sole power to vote or direct the vote: 227,000
          (ii)  Shared power to vote or direct the vote: None
          (iii) Sole power to dispose or direct the disposition: 227,000
          (iv)  Shared power to dispose or direct the disposition:  None

Item 5:             Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:             Ownership of More than Five Percent on Behalf of Another
------              --------------------------------------------------------
                    Person:
                    ------

     Other than as set forth herein, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the securities reported in this Schedule 13G.

Item 7:             Identification and Classification of the Subsidiary Which
------              ---------------------------------------------------------
                    Acquired the Security Being Reported on by the Parent
                    -----------------------------------------------------
                    Holding Company:
                    ---------------

     Not Applicable

Item 8:             Identification and Classification of Members of the Group:
------              ---------------------------------------------------------

     Not Applicable

Item 9:             Notice of Dissolution of Group:
------              ------------------------------

     Not Applicable

Item 10:            Certification:
-------             -------------

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    August 27, 2008
                                    --------------------------------------------
                                    Date

                                    /s/ David L. Sokol
                                    --------------------------------------------
                                    Signature

                                    David L. Sokol
                                    --------------------------------------------
                                    Name


                                      -4-